Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2010 Third Quarter Results

  North American comparable store sales increased 5.3%;
  Consolidated comparable store sales increased 3.1%;
  Total e-commerce sales rise 18.1%, excluding the impact of foreign exchange;
  Loss per share of $0.07 versus a loss per share of $0.25 in the third quarter of 2009.

ST. LOUIS--(BUSINESS WIRE)--October 28, 2010--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the 2010 third quarter and first nine months ended October 2, 2010.

“We are pleased to report improved third quarter performance that included increased total sales, positive comparable store sales, improvement in gross profit margin, and a significant reduction in our quarterly loss for the period, as compared to the third quarter last year,” stated Build-A-Bear Workshop Chairman and Chief Executive Bear Maxine Clark. “We delivered a 5.3% increase in North American comparable store sales by both increasing transactions and growing average ticket and we had strong performance online with total e-commerce sales up 18.1%, excluding the impact of foreign exchange. We also successfully launched our proprietary smallfrys product line. Our European comparable store sales remained soft, which we are addressing by increasing our marketing support to re-engage existing Guests and drive new customers to our stores. Our balance sheet remained strong at quarter end with $24.7 million in cash while investing $7.3 million to repurchase 1.1 million shares of our common stock since the beginning of this year.

We believe we are well positioned to maximize the holiday season, as we continue to emphasize our product introductions aligned with powerful marketing,” continued Ms. Clark. “We are also excited about the opportunity for sales growth from the addition of our recently announced eleven pop-up stores. We remain confident that our strategies will help us achieve our number one objective of increasing value for all Build-A-Bear Workshop stakeholders through profitable sales growth,” concluded Ms. Clark.

Fiscal 2010 Third-Quarter (13 weeks ended October 2, 2010):

  Total revenues were $100.1 million, compared to $92.3 million in the fiscal 2009 third quarter (13 weeks ended October 3, 2009). Third quarter total revenues included $5.8 million from a single wholesale transaction. Net retail sales were $91.7 million, an increase of $2.0 million, or 2.2% compared to $89.7 million in last year’s third quarter. Excluding the impact of foreign exchange, net retail sales increased 3.8%.
  Consolidated comparable store sales increased 3.1%, including a 5.3% increase in North America partially offset by a 6.6% decrease in Europe.
  Net retail sales from European operations totaled $16.0 million in the 2010 third quarter, a decrease of $1.6 million, or 9.1% compared to $17.6 million in the 2009 third quarter. Excluding the impact of foreign exchange, European operations net retail sales decreased 3.7%.
  Consolidated e-commerce sales rose 18.1%, excluding the impact of foreign exchange, and included double digit increases in both North America and the UK resulting from product launches and new online marketing and promotional initiatives.
  Third quarter net loss was $1.4 million, or $0.07 per share, compared to the fiscal 2009 third quarter net loss of $4.8 million, or $0.25 per share. The net loss for the third quarter of fiscal 2010 included charges of $0.5 million, or $0.03 per share, related to the decision to close a small number of stores within the fiscal year. The net loss for the third quarter of fiscal 2009 included a non-cash charge of $2.8 million, or $0.15 per share, resulting from the allocation of losses related to the company’s minority investment in Ridemakerz, LLC and a $0.2 million, or $0.01 per share charge, for the Friends 2B Made concept closure.

Fiscal 2010 First Nine-Months (39 weeks ended October 2, 2010):

  Total revenues were $275.7 million, compared to $272.8 million in the first nine months of fiscal 2009 (39 weeks ended October 3, 2009). For the first nine months of 2010, total revenues included $5.8 million from a single wholesale transaction. Net retail sales were $264.0 million, a decrease of $3.4 million, or 1.3% compared to $267.4 million in the first nine months of fiscal 2009. Excluding the impact of foreign exchange, net retail sales decreased 0.9%.
  Consolidated comparable store sales decreased 1.2%, including a 0.5% decrease in North America and a 4.7% decrease in Europe.

  Net retail sales from European operations totaled $43.9 million in the first nine months of fiscal 2010, a decrease of $2.0 million, or 4.4% compared to $45.9 million in the first nine months of fiscal 2009. Excluding the impact of foreign exchange, European operations net retail sales decreased 3.6%.
  Consolidated e-commerce sales rose 9.0%, excluding the impact of foreign exchange, and included increases in both North America and the UK resulting from product launches, integrated marketing initiatives and a general trend of increased online shopping, particularly among European consumers.
  Net loss for the first nine months was $8.2 million, or $0.44 per share, from a loss of $11.6 million, or $0.61 per share in the first nine months of fiscal 2009. The net loss for the first nine months of fiscal 2010 included (i) a $0.3 million, or $0.02 per share, non-cash impairment charge related to certain long-term deposits; and (ii) $0.5 million, or $0.03 per share in charges related to the decision to close a small number of stores within the fiscal year. The net loss for the first nine months of fiscal 2009 included (i) a non-cash charge of $3.1 million, or $0.17 per share, resulting from the allocation of losses related to the Company’s minority investment in Ridemakerz, LLC; and (ii) a $0.6 million, or $0.03 per share charge for the Friends 2B Made concept closure.

Stores

Build-A-Bear Workshop ended the 2010 third quarter with 347 company-owned stores – 291 in North America and 56 in Europe. The Company opened 3 stores, relocated one store and closed two stores in the third quarter 2010. In the third quarter 2009 the Company opened one store and relocated one store.

Balance Sheet

The Company ended the 2010 third quarter with a strong balance sheet. As of October 2, 2010, cash and cash equivalents totaled $24.7 million, as compared to $27.0 million in cash and cash equivalents at October 3, 2009. At quarter end, over 60% of the Company’s cash was held outside of the United States. Total inventory at quarter-end was $54.7 million, compared to $48.5 million, at October 3, 2009, an increase of 13% primarily driven by earlier receipt of holiday product, inventory for pop-up store openings and increased in-transit inventory driven by longer lead times. The Company remains comfortable with the level and content of its inventory as it begins the fourth quarter.

During the third quarter, the Company repurchased approximately 680,000 shares of its common stock at a total cost of $4.0 million. At quarter end, the Company had $23.7 million of availability under the current stock repurchase program.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

The replay of the conference call webcast will be available at the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET on October 28, 2010, until midnight ET on November 11, 2010. The telephone replay is available by calling (617) 801-6888. The access code is 66826605.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The company currently operates more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at buildabearville.com®. The company was named to the 2009 and 2010 FORTUNE 100 Best Companies to Work For® lists. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $394.4 million in fiscal 2009. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 2, 2010, as filed with the SEC, and the following: general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may be unable to effectively manage the operations and growth of our company-owned stores; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to operate our European company-owned stores profitably; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; poor global economic conditions could have a material adverse effect on our liquidity and capital resources; and we may be unable to recover amounts due to us from our affiliate, Ridemakerz LLC. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	October 2,	% of Total	October 3,	% of Total
	2010	Revenues	2009	Revenues
Revenues:
Net retail sales	$91,689	91.6	$89,731	97.2
Commercial revenue (1)	7,637	7.6	1,670	1.8
Franchise fees	767	0.8	945	1.0
Total revenues	100,093	100.0	92,346	100.0
Costs and expenses:
Cost of merchandise sold	62,710	62.7	57,630	62.4
Selling, general and administrative	39,113	39.1	39,255	42.5
Store preopening	255	0.3	73	0.1
Store closing	—	—	250	0.3
Equity losses from investment in affiliate	—	—	4,592	5.0
Interest expense (income), net	(83)	(0.1)	(44)	(0.0)
Total costs and expenses	101,995	101.9	101,756	110.2
Loss before income taxes	(1,902)	(1.9)	(9,410)	(10.2)
Income tax benefit	(524)	(0.5)	(4,647)	(5.0)
Net loss	$(1,378)	(1.4)	$(4,763)	(5.2)

Loss per common share:
Basic	$(0.07)		$(0.25)
Diluted	$(0.07)		$(0.25)
Shares used in computing common per share amounts:
Basic	18,426,860		18,876,697
Diluted	18,426,860		18,876,697

(1)	Commercial revenue, previously referred to as licensing revenue, includes the Company's transactions with other business partners, mainly through licensing, entertainment and wholesale activities. Historically, licensing revenue included immaterial amounts of wholesale revenue.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	October 2,	% of Total	October 3,	% of Total
	2010	Revenue	2009	Revenue
Revenues:
Net retail sales	$263,963	95.8	$267,354	98.0
Commercial revenue (1)	9,588	3.5	3,336	1.2
Franchise fees	2,112	0.8	2,153	0.8
Total revenues	275,663	100.0	272,843	100.0
Costs and expenses:
Cost of merchandise sold	172,150	62.4	174,021	63.8
Selling, general and administrative	115,048	41.7	113,683	41.7
Store preopening	343	0.1	90	0.0
Store closing	—	—	981	0.4
Equity losses from investment in affiliate	—	—	5,125	1.9
Interest expense (income), net	(191)	(0.1)	(92)	(0.0)
Total costs and expenses	287,350	104.2	293,808	107.7
Loss before income taxes	(11,687)	(4.2)	(20,965)	(7.7)
Income tax benefit	(3,511)	(1.3)	(9,408)	(3.4)
Net loss	$(8,176)	(3.0)	$(11,557)	(4.2)

Loss per common share:
Basic	$(0.44)		$(0.61)
Diluted	$(0.44)		$(0.61)
Shares used in computing common per share amounts:
Basic	18,755,941		18,844,009
Diluted	18,755,941		18,844,009

(1)	Commercial revenue, previously referred to as licensing revenue, includes the Company's transactions with other business partners, mainly through licensing, entertainment and wholesale activities. Historically, licensing revenue included immaterial amounts of wholesale revenue.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	October 2,	January 2,	October 3,
	2010	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$24,660	$60,399	$27,043
Inventories	54,726	44,384	48,457
Receivables	5,790	5,337	5,124
Prepaid expenses and other current assets	19,247	19,329	21,545
Deferred tax assets	6,874	6,306	4,243
Total current assets	111,297	135,755	106,412

Property and equipment, net	90,397	101,044	107,616
Goodwill	33,044	33,780	33,247
Other intangible assets, net	2,657	3,601	4,037
Investment in affiliate	-	-	3,159
Other assets, net	15,476	10,093	10,584
Total Assets	$252,871	$284,273	$265,055

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,369	$32,822	$28,134
Accrued expenses	6,202	11,185	4,795
Gift cards and customer deposits	21,736	29,301	21,157
Deferred revenue	9,952	8,582	7,811
Total current liabilities	70,259	81,890	61,897

Deferred franchise revenue	1,604	2,027	2,102
Deferred rent	30,296	34,760	36,298
Other liabilities	794	816	1,222

Stockholders' equity:
Common stock, par value $0.01 per share	196	204	204
Additional paid-in capital	75,349	80,122	78,871
Accumulated other comprehensive loss	(8,242)	(6,336)	(7,247)
Retained earnings	82,615	90,790	91,708
Total stockholders' equity	149,918	164,780	163,536
Total Liabilities and Stockholders' Equity	$252,871	$284,273	$265,055

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Other financial data:
Retail gross margin ($) (1)	$35,406	$32,707	$98,795	$94,691
Retail gross margin (%) (1)	38.6%	36.5%	37.4%	35.4%
Capital expenditures, net (2)	$3,798	$2,938	$10,208	$6,651
Depreciation and amortization	$6,709	$7,025	$20,338	$21,114
Sales over the Internet	$2,021	$1,731	$6,509	$5,966

Store data (3):
Number of company-owned stores at end of period
North America			291	291
Europe			56	54
Total stores			347	345

Number of franchised stores at end of period			58	61

Company-owned store square footage at end of period
North America			844,726	843,382
Europe (4)			80,754	77,520
Total square footage			925,480	920,902

Comparable store sales change (%) (5)
North America	5.3%	(16.0)%	(0.5)%	(18.2)%
Europe	(6.6)%	2.5%	(4.7)%	5.3%
Consolidated	3.1%	(12.9)%	(1.2)%	(15.0)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Investors:
Build-A-Bear Workshop
Tina Klocke, 314-423-8000 x5210
or
Media:
Build-A-Bear Workshop
Jill Saunders, 314-423-8000 x5293